UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 2, 2019

TRENDMAKER, INC. LIMITED

(Exact name of registrant as specified in its charter)

Nevada	333-200624	46-3505091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Lot 56935 Jalan 9/8, Seksyen 9, Bandar Baru Bangi,

Selangor Darul Ehsan, Malaysia (43650)

(Address of principal executive offices (zip code))

919-633-2488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 8.01 Other Events

Trendmaker Announces the Death of Chief Executive Officer and Director, Tan Sri Dato’ Sri Lai Teck Peng

Kuala Lumpur., Malaysia, October 2, 2019 —Trendmaker, Inc. Limited (OTC Pink: TMIN), announced today that Tan Sri Dato’ Sri Lai Teck Peng, the Chief Executive Officer and sole director of the Company, passed away on 27 August, 2019 in Malaysia. Tan Sri Dato’ Sri Lai Teck Peng had been the director of the Company since February 29, 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2019, Tan Sri Dato’ Sri Lai Teck Peng was removed from the position of Chief Executive Officer and sole director of the Company due to his sudden demise.

On October 2, 2019, Puan Sri Datin Sri Tan Chin Yee, spouse of Tan Sri Dato’ Sri Lai Teck Peng, was appointed as the Chief Executive Officer and director of Trendmaker, Inc. Limited, effective immediately.

The biography for the new director of the Company is set forth below:

Puan Sri Datin Sri Tan Chin Yee has more than 20 years of working experience in healthcare industry. In 2012, Mdm.Tan co-founded Phyto Science Sdn Bhd, a leading healthcare company in Malaysia providing nutrition and skin care products with the late Tan Sri Dato’ Sri Lai Teck Peng, supported by Mibelle Biochemistry Switzerland and has been serving as the director and general manager of the company, a position she holds to this day. In 2014, Mdm. Tan was appointed as the director for Belle Sense Sdn Bhd, a Malaysia company focusing on property investment. In 2015, she further expanded her business into Singapore by setting up Trendmaker Pte Ltd, a Singapore company engaged in the sale of healthcare and wellness products in Asia via a multilevel marketing platform. She remains as a Director of both companies to this day.

In 2015, Mdm Tan was awarded with 2015 Asia Pacific Entrepreneurship Award, 2015 Entrepreneur Award for her contribution in healthcare industry and she has also featured on the cover page of the Global Business Magazine in 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trendmaker, Inc. Limited (Registrant)

Date: 3 October 2019	By:	/s/ PUAN SRI DATIN SRI TAN CHIN YEE
Puan Sri Datin Sri Tan Chin Yee